SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                ----------------
                                  SCHEDULE 13D
                                 (Rule 13d-101)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)
                                (Amendment No. 6)

                          SeraCare Life Sciences, Inc.*
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    81747T104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                Joel B. Piassick
                       2100 Third Avenue North, Suite 600
                            Birmingham, Alabama 35203
  ----------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 3, 2009
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     * IMPORTANT NOTE: THE SECURITIES SET FORTH IN THIS REPORT ARE DIRECTLY BENEFICIALLY OWNED BY HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD. AND/OR HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P. (COLLECTIVELY, THE "FUNDS"). ALL OTHER REPORTING PERSONS ARE INCLUDED WITHIN THIS REPORT DUE TO THEIR AFFILIATION WITH ONE OR BOTH OF THE FUNDS.

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

----------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 81747T104
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Harbinger Capital Partners Master Fund I, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [x]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*

     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     3,502,584

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     3,502,584

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,502,584

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [_]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.9%

14.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 81747T104
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Harbinger Capital Partners Offshore Manager, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [x]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     3,502,584

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     3,502,584

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,502,584

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [_]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.9%

14.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 81747T104
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HMC Investors, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [x]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     3,502,584

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     3,502,584

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,502,584

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [_]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.9%

14.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 81747T104
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Harbinger Capital Partners Special Situations Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [x]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*

     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

      169,986

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

      169,986

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      169,986

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [_]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.9%

14.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 81747T104
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Harbinger Capital Partners Special Situations GP, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [x]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

      169,986

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

      169,986

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      169,986

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [_]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.9%

14.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 81747T104
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HMC - New York, Inc.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [x]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

      169,986

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

      169,986

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      169,986

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [_]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.9%

14.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 81747T104
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Harbert Management Corporation

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [x]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Alabama

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

      169,986

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

      169,986

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      169,986

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [_]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.9%

14.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 81747T104
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Philip Falcone

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [x]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     3,672,570

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     3,672,570

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,672,570

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [_]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     19.8%

14.  TYPE OF REPORTING PERSON*

     IN

CUSIP No. 81747T104
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Raymond J. Harbert

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [x]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     3,672,570

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     3,672,570

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,672,570

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [_]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     19.8%

14.  TYPE OF REPORTING PERSON*

     IN

CUSIP No. 81747T104
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Michael D. Luce

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [x]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     3,672,570

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     3,672,570

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,672,570

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [_]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     19.8%

14.  TYPE OF REPORTING PERSON*

     IN

CUSIP No. 81747T104
          ---------

--------------------------------------------------------------------------------
Item 1.  Security and Issuer.

NO MATERIAL CHANGE FROM THE SCHEDULE 13D/A FILED ON JANUARY 23, 2009.

--------------------------------------------------------------------------------
Item 2.  Identity and Background.

(a- f) NO MATERIAL CHANGE FROM THE SCHEDULE 13D/A FILED ON JANUARY 23, 2009.

--------------------------------------------------------------------------------
Item 3.  Source and Amount of Funds or Other Consideration.

As of the date hereof the Reporting Persons collectively may be deemed to beneficially own 3,672,570 Shares.

As of the date hereof the Harbinger Master Fund may be deemed to beneficially own 3,502,584 Shares.

As of the date hereof Harbinger Management may be deemed to beneficially own 3,502,584 Shares.

As of the date hereof HMC Investors may be deemed to beneficially own 3,502,584 Shares.

As of the date hereof, Harbinger Special Fund may be deemed to beneficially own 169,986 Shares.

As of the date hereof, HCPSS may be deemed to beneficially own 169,986 Shares.

As of the date hereof, HMCNY may be deemed to beneficially own 169,986 Shares.

As of the date hereof HMC may be deemed to beneficially own 169,986 Shares.

As of the date hereof Philip Falcone may be deemed to beneficially own 3,672,570 Shares.

As of the date hereof Raymond J. Harbert may be deemed to beneficially own 3,672,570 Shares.

As of the date hereof Michael D. Luce may be deemed to beneficially own 3,672,570 Shares.

No borrowed funds were used to purchase the Shares, other than any borrowed funds used for working capital purposes in the ordinary course of business.

--------------------------------------------------------------------------------
Item 4.  Purpose of Transaction.

N/A

--------------------------------------------------------------------------------
Item 5. Interest in Securities of the Issuer.

(a, b) As of the date hereof, the Harbinger Master Fund may be deemed to be the beneficial owner of 3,502,584 Shares, constituting 18.9% of the Shares of the Issuer, based upon 18,569,660 Shares outstanding.

     The Harbinger Master Fund has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 3,502,584 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 3,502,584 Shares.

(a, b) As of the date hereof, Harbinger Management may be deemed to be the beneficial owner of 3,502,584 Shares, constituting 18.9% of the Shares of the Issuer, based upon 18,569,660 Shares outstanding.

     Harbinger Management has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 3,502,584 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 3,502,584 Shares.

(a, b) As of the date hereof, HMC Investors may be deemed to be the beneficial owner of 3,502,584 Shares, constituting 18.9% of the Shares of the Issuer, based upon 18,569,660 Shares outstanding.

     HMC Investors has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 3,502,584 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 3,502,584 Shares.

(a, b) As of the date hereof, the Harbinger Special Fund may be deemed to be the beneficial owner of 169,986 Shares, constituting 0.9% of the Shares of the Issuer, based upon 18,569,660 Shares outstanding.

     The Harbinger Special Fund has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 169,986 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 169,986 Shares.

(a, b) As of the date hereof, HCPSS may be deemed to be the beneficial owner of 169,986 Shares, constituting 0.9% of the Shares of the Issuer, based upon 18,569,660 Shares outstanding.

     HCPSS has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 169,986 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 169,986 Shares.

(a, b) As of the date hereof, HMCNY may be deemed to be the beneficial owner of 169,986 Shares, constituting 0.9% of the Shares of the Issuer, based upon 18,569,660 Shares outstanding.

     HMCNY has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 169,986 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 169,986 Shares.

(a, b) As of the date hereof, HMC may be deemed to be the beneficial owner of 169,986 Shares, constituting 0.9% of the Shares of the Issuer, based upon 18,569,660 Shares outstanding.

     HMC has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 169,986 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 169,986 Shares.

(a, b) As of the date hereof, Philip Falcone may be deemed to be the beneficial owner of 3,672,570 Shares, constituting 19.8% of the Shares of the Issuer, based upon 18,569,660 Shares outstanding.

     Mr. Falcone has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 3,672,570 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 3,672,570 Shares.

 (a, b) As of the date hereof, Raymond J. Harbert may be deemed to be the beneficial owner of 3,672,570 Shares, constituting 19.8% of the Shares of the Issuer, based upon 18,569,660 Shares outstanding.

     Mr. Harbert has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 3,672,570 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 3,672,570 Shares.

(a, b) As of the date hereof, Michael D. Luce may be deemed to be the beneficial owner of 3,672,570 Shares, constituting 19.8% of the Shares of the Issuer, based upon 18,569,660 Shares outstanding.

     Mr. Luce has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 3,672,570 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 3,672,570 Shares.


(c) The trading dates, number of Shares purchased and sold and price per share for all transactions in the Shares during the last 60 days or the date of their most recently filed Schedule 13D by the Reporting Persons are set forth in Exhibit B.


--------------------------------------------------------------------------------
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

N/A

--------------------------------------------------------------------------------
Item 7.  Material to be Filed as Exhibits.

Exhibit A: Agreement between the Reporting Persons to file jointly

Exhibit B: Schedule of Transactions in the Shares of the Issuer



--------------------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Harbinger Capital Partners Master Fund I, Ltd.
By: Harbinger Capital Partners Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member

By: /s/ Joel B. Piassick
------------------------
Joel B. Piassick

Harbinger Capital Partners Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member

By: /s/ Joel B. Piassick
------------------------
Joel B. Piassick

HMC Investors, L.L.C.

By: /s/ Joel B. Piassick
------------------------
Joel B. Piassick

Harbinger Capital Partners Special Situations Fund, L.P.
By: Harbinger Capital Partners Special Situations GP, LLC
By: HMC - New York, Inc., Managing Member

By: /s/ Joel B. Piassick
------------------------
Joel B. Piassick

Harbinger Capital Partners Special Situations GP, LLC
By: HMC - New York, Inc., Managing Member

By: /s/ Joel B. Piassick
------------------------
Joel B. Piassick

HMC - New York, Inc.

By: /s/ Joel B. Piassick
------------------------
Joel B. Piassick


Harbert Management Corporation

By: /s/ Joel B. Piassick
------------------------
Joel B. Piassick

/s/ Philip Falcone
------------------
Philip Falcone

/s/ Raymond J. Harbert
----------------------
Raymond J. Harbert


/s/ Michael D. Luce
-------------------
Michael D. Luce


February 5, 2009

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                     Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13D, Amendment No. 6, dated February 5, 2009 relating to the Common Stock of SeraCare Life Sciences, Inc. shall be filed on behalf of the undersigned.


Harbinger Capital Partners Master Fund I, Ltd.
By: Harbinger Capital Partners Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member

By: /s/ Joel B. Piassick
------------------------
Joel B. Piassick

Harbinger Capital Partners Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member

By: /s/ Joel B. Piassick
------------------------
Joel B. Piassick

HMC Investors, L.L.C.

By: /s/ Joel B. Piassick
------------------------
Joel B. Piassick

Harbinger Capital Partners Special Situations Fund, L.P.
By: Harbinger Capital Partners Special Situations GP, LLC
By: HMC - New York, Inc., Managing Member

By: /s/ Joel B. Piassick
------------------------
Joel B. Piassick

Harbinger Capital Partners Special Situations GP, LLC
By: HMC - New York, Inc., Managing Member

By: /s/ Joel B. Piassick
------------------------
Joel B. Piassick

HMC - New York, Inc.

By: /s/ Joel B. Piassick
------------------------
Joel B. Piassick

Harbert Management Corporation

By: /s/ Joel B. Piassick
------------------------
Joel B. Piassick

/s/ Philip Falcone
------------------
Philip Falcone


/s/ Raymond J. Harbert
----------------------
Raymond J. Harbert


/s/ Michael D. Luce
-------------------
Michael D. Luce

                                                                    Exhibit B


                           Transactions in the Shares
                           --------------------------

         TRANSACTIONS BY HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

    Date of                    Number of Shares              Price per Share
  Transaction                  Purchase/(Sold)
    1/26/09                        (11,649)                       $1.10
    1/28/09                        (21,850)                       $1.07
    1/30/09                        (77,000)                       $1.01
     2/3/09                        (47,500)                       $1.00
     2/4/09                        (10,260)                       $0.97


    TRANSACTIONS BY HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

      Date of                   Number of Shares              Price per Share
    Transaction                 Purchase/(Sold)
      1/26/09                       (23,351)                       $1.10
      1/28/09                       (1,150)                        $1.07
      1/30/09                       (4,000)                        $1.01
       2/3/09                       (2,500)                        $1.00
       2/4/09                        (540)                         $0.97






SK 03773 0003 962257